UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 11, 2004

FOX ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14595	95-4066193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 Avenue of the Americas

New York, New York 10036

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (212) 852-7111

Not applicable

(Former name or former address, if changed since last report)

Item 12: Results of Operations and Financial Condition

On August 11, 2004, Fox Entertainment Group, Inc. (“FEG”) released its financial results for the quarter ended June 30, 2004.

The text of the press release follows:

EARNINGS RELEASE FOR THE QUARTER AND YEAR ENDED JUNE 30, 2004

FOX REPORTS SECOND CONSECUTIVE YEAR OF DOUBLE-DIGIT REVENUE AND OPERATING INCOME GROWTH

FULL YEAR OPERATING INCOME INCREASES 29% TO A RECORD $2.3 BILLION ON REVENUE GROWTH OF 11%

FULL YEAR OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION GROWS 24% TO A RECORD $2.6 BILLION

FOURTH QUARTER OPERATING INCOME OF $547 MILLION, A 27% INCREASE, ON REVENUE GROWTH OF 14%

FOURTH QUARTER OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION GROWS 25% TO $630 MILLION

FULL YEAR HIGHLIGHTS

•	Net income increases 31% to a record $1.4 billion driving earnings per share up 23% to a record $1.44.

•	Record Filmed Entertainment operating income before depreciation and amortization up 35% on continued strength of home entertainment sales of film and television titles and string of theatrical hits.

•	Strong advertising growth at Fox News and FX and higher affiliate revenues at the Regional Sports Networks drives record operating income before depreciation and amortization up 39% at Cable Network Programming.

•	Television Stations record operating income before depreciation and amortization up $49 million on increased primetime and local news advertising revenues.

•	Television Broadcast Network operating income before depreciation and amortization improves 32% reflecting increased advertising revenues on higher pricing.

•	Completed acquisition of a 34% interest in The DIRECTV Group.

QUARTER HIGHLIGHTS

•	Tenth consecutive quarter of revenue and operating income before depreciation and amortization growth.

•	Higher earnings contributions across all operating segments led by double-digit growth at the Television Stations, Television Broadcast Network and Cable Network Programming segments.

NEW YORK, NY, August 11, 2004 – The Fox Entertainment Group (NYSE: FOX) today reported fourth quarter consolidated revenues of $3.2 billion, a 14% increase over the $2.8 billion in prior year and full year revenues of $12.2 billion, an increase of 11% over the $11.0 billion reported a year ago.

Operating income before depreciation and amortization(1) for the fourth quarter of $630 million was up 25% over the $505 million reported a year ago. For the full year, operating income before depreciation and amortization was a record $2.6 billion, an increase of 24% over the $2.1 billion reported in fiscal 2003. The fourth quarter and record full year growth were driven by double digit increases across nearly all operating segments.

Fourth quarter net income increased to $323 million ($0.33 per share) as compared to net income of $258 million ($0.29 per share) in the prior year. Full year net income grew to $1.4 billion ($1.44 per share) compared with $1.0 billion ($1.17 per share) in fiscal 2003. Fourth quarter and full year increases were primarily due to higher consolidated operating income before depreciation and amortization partially offset by higher interest expense as a result of the Company’s acquisition of a 34% interest in The DIRECTV Group on December 22, 2003.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Fiscal 2004 was another outstanding year for Fox Entertainment Group, punctuated by fourth quarter operating income before depreciation and amortization growth of 25%. We delivered our second consecutive year of record operating profits on double–digit revenue and operating income before depreciation and amortization gains. Our success was once again achieved across our uniquely balanced collection of assets with record profits generated at our film, television station and cable businesses. It was a year in which we enjoyed the success achieved through expanded distribution of our content, such as our films and television product in home entertainment and our growing ratings and subscribers at our array of cable channels. And it was a year in which we translated market leadership positions into increased advertising revenues, beginning with our broadcast and cable upfronts and including record market share and profits at our station group.

“It was also a year in which we further expanded our distinctive distribution reach with the rapid development of our direct-to-home television investment. DIRECTV added over 915,000 subscribers since our acquisition at the end of the calendar year. The brisk subscriber growth in this dynamic platform is a testament to its tremendous long-term growth potential.

“We are extremely pleased with our progress during the past year not only for the record financial results we delivered but for the strategic direction we continued to follow. Success begets success and we are confident that the momentum we generated in fiscal 2004 positions us to deliver superior returns in the year ahead.”

Consolidated Operating Income (Loss)

	3 Months Ended June 30,		12 Months Ended June 30,
	2004	2003	2004	2003
	$ Millions		$ Millions
Filmed Entertainment	$97	$92	$913	$662
Television Stations	279	245	977	921
Television Broadcast Network	51	29	(80)	(100)
Cable Network Programming	120	64	488	300

Consolidated operating income	$547	$430	$2,298	$1,783

Consolidated Operating Income (Loss) Before Depreciation and Amortization(1)

	3 Months Ended June 30,		12 Months Ended June 30,
	2004	2003	2004	2003
	$ Millions		$ Millions
Filmed Entertainment	$110	$105	$967	$717
Television Stations	293	260	1,032	983
Television Broadcast Network	62	34	(55)	(81)
Cable Network Programming	165	106	658	472

Consolidated operating income before depreciation and amortization	$630	$505	$2,602	$2,091

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported fourth quarter operating income before depreciation and amortization of $110 million, up 5% from the $105 million reported in the same period a year ago, and record full year operating income before depreciation and amortization of $967 million, up 35% from the $717 million reported in fiscal 2003. Current-quarter and full year results primarily reflect strong worldwide theatrical revenues and higher contributions from film and television home entertainment releases as well as increased contributions from catalog titles in pay-TV and free-TV.

Fourth quarter film results were largely driven by the domestic home entertainment performances of Cheaper By The Dozen as well as contributions from various catalog titles including Ice Age and There’s Something About Mary. The availability of last year’s theatrical hits in pay-TV, most notably X-2: X-Men United, 28 Days Later and Bend it Like Beckham, also contributed to the increase. These contributions were partially offset by the marketing costs for a string of successful spring and summer releases, including The Day After Tomorrow, which has grossed over $530 million worldwide since its May release, Dodgeball, which has grossed over $110 million domestically since its June release and I, Robot which was released after the quarter and has already grossed over $120 million in domestic box office.

For the full year, film results were primarily driven by the worldwide home entertainment and pay-TV performances of X-2: X-Men United, 28 Days Later, Daredevil, Drumline, Just Married, Phone Booth and various catalog titles combined with several successful theatrical releases during the year, including The League of Extraordinary Gentlemen and Cheaper By the Dozen.

Twentieth Century Fox Television (TCFTV) fourth quarter earnings reflected sustained momentum in home entertainment sales, particularly from 24, Buffy the Vampire Slayer and M*A*S*H, offset by lower worldwide revenues from X-Files and The Practice. These titles also contributed to TCFTV’s full year growth along with the home entertainment sales of The Simpsons, Family Guy and Angel. Additionally, increased syndication profits from the initial release of Angel as well as further proceeds from M*A*S*H contributed to the year-on-year growth.

TELEVISION STATIONS

At the Fox Television Stations (FTS), fourth quarter operating income before depreciation and amortization grew 13% over the same quarter a year ago reflecting strong primetime advertising revenue increases led by the success of American Idol and local news, partially offset by primetime ratings weakness at UPN. For the full year, operating income before depreciation and amortization grew 5% versus fiscal 2003 as FTS achieved record market share while slightly lowering operating expenses year on year.

TELEVISION BROADCAST NETWORK

At the FOX Broadcasting Company, fourth quarter operating income before depreciation and amortization of $62 million improved by 82% as higher pricing for the primetime entertainment schedule was partially offset by a 10% decline in primetime ratings and higher promotional costs for the launch of several new series. For the full year, operating income before depreciation and amortization improved by $26 million over fiscal 2003 despite a decline in primetime ratings primarily due to higher pricing for the primetime entertainment schedule and improved sports advertising from an increase in post-season ratings and pricing. FBC finished the broadcast season number one among Adults 18-34 and number two by only one-tenth of a rating point among Adults 18-49, led by American Idol, the number one program in primetime, whose ratings grew nearly 10% over prior year.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported fourth quarter operating income before depreciation and amortization of $165 million, an increase of 56% over the fourth quarter a year ago, and record full year operating income before depreciation and amortization of $658 million, an increase of 39% over fiscal 2003. The strong fourth quarter and full year results reflect continued growth across all of the Company’s primary cable channels and the absence of losses from the Los Angeles Dodgers which was sold during the third quarter.

The Fox News Channel (FNC) reported operating income growth of 68% for the fourth quarter and 86% for the full year as higher advertising pricing drove strong double-digit revenue gains over a year ago. FNC has maintained its leadership position as the number one cable news channel for over two and a half years and during the fourth quarter and full year exceeded the viewership of its nearest competitor by more than 50% in primetime and more than 60% on a 24-hour basis.

At our other cable channels (including the Regional Sports Networks (RSNs), FX and SPEED Channel) operating profit increased 53% for the fourth quarter and 32% for the full year, primarily driven by revenue growth at the RSNs and FX. Higher affiliate revenue contributions at the RSNs for both the quarter and year, largely due to increased affiliate rates and additional DTH subscribers, combined with increased advertising sales to drive operating income growth. This growth was partially offset by higher programming costs from additional events and rights increases versus a year ago. The fourth quarter and full year revenue growth at FX was driven principally by increased advertising revenue from strong ratings and higher pricing while also growing its affiliate revenues, as its subscriber base expanded by 5%. Partially offsetting these improvements were increased costs related to entertainment programming, including The Shield and Nip/Tuck .

OTHER ITEMS

During the second quarter, the Company completed the acquisition of 34% of the outstanding common stock of The DIRECTV Group from News Corporation in exchange for $4.5 billion in promissory notes and approximately 74.5 million shares, increasing News Corporation’s ownership interest in the Company from 80.6% to approximately 82%.

During the third quarter, the Company completed the sale of the Los Angeles Dodgers franchise and real estate assets to real estate developer Frank McCourt for the gross sale price of approximately $421 million and agreed to remit $50 million to the buyer for certain pre-existing commitments.

(1)	Operating income before depreciation and amortization is defined as operating income (loss) plus depreciation and amortization and amortization of cable distribution investments. Depreciation and amortization expense includes the depreciation of property and equipment, as well as the amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and as such it is excluded from operating income before depreciation and amortization. Fox Entertainment Group reconciles this non-GAAP measure to operating income in our supplemental data beginning on page 9 of this release.

To receive a copy of this press release through the Internet, access Fox’s corporate website located at http://www.fox.com

Audio from Fox’s conference call with analysts on the fourth quarter and full year results can be heard live on the Internet at 5:00 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.fox.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS: Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries

212-852-7092	212-852-7070

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except for per share amounts)

	3 Months Ended June 30,		12 Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues	$3,197	$2,801	$12,175	$11,002
Expenses
Operating	2,226	1,929	8,396	7,693
Selling, general and administrative	376	398	1,306	1,343
Depreciation and amortization	48	44	175	183

Operating income	547	430	2,298	1,783

Other income (expense):
Interest expense, net	(68)	(16)	(166)	(136)
Equity earnings (losses) of affiliates	16	17	(5)	(1)
Minority interest in subsidiaries	(2)	(8)	(6)	(29)
Other, net	41	—	60	—

Income before provision for income taxes	534	423	2,181	1,617
Provision for income tax expense on stand-alone basis	(211)	(165)	(828)	(586)

Net income	$323	$258	$1,353	$1,031

Basic and diluted earnings per share	$0.33	$0.29	$1.44	$1.17

Basic and diluted weighted average number of common equivalent shares outstanding	974	900	938	881

SEGMENT INFORMATION

(in millions)

	3 Months Ended June 30,		12 Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues
Filmed Entertainment	$1,382	$1,106	$5,210	$4,498
Television Stations	587	545	2,166	2,115
Television Broadcast Network	560	513	2,390	2,244
Cable Network Programming	668	637	2,409	2,145

Total Revenues	$3,197	$2,801	$12,175	$11,002

Operating Income (Loss) Before Depreciation and Amortization
Filmed Entertainment	$110	$105	$967	$717
Television Stations	293	260	1,032	983
Television Broadcast Network	62	34	(55)	(81)
Cable Network Programming	165	106	658	472

Total Operating Income Before Depreciation and Amortization	$630	$505	$2,602	$2,091

Operating Income (Loss)
Filmed Entertainment	$97	$92	$913	$662
Television Stations	279	245	977	921
Television Broadcast Network	51	29	(80)	(100)
Cable Network Programming	120	64	488	300

Total Operating Income	$547	$430	$2,298	$1,783

SUPPLEMENTAL FINANCIAL DATA

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended June 30,		12 Months Ended June 30,
	2004	2003	2004	2003
	$ Millions		$ Millions
Operating income	$547	$430	$2,298	$1,783
Depreciation and amortization	48	44	175	183
Amortization of cable distribution investments	35	31	129	125

Operating income before depreciation and amortization	$630	$505	$2,602	$2,091

	For the Three Months Ended June 30, 2004 ($ Millions)
	Operating income	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$97	$13	$—	$110
Television Stations	279	14	—	293
Television Broadcast Network	51	11	—	62
Cable Network Programming	120	10	35	165

Consolidated Total	$547	$48	$35	$630

SUPPLEMENTAL FINANCIAL DATA (continued)

	For the Three Months Ended June 30, 2003 ($ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$92	$13	$—	$105
Television Stations	245	15	—	260
Television Broadcast Network	29	5	—	34
Cable Network Programming	64	11	31	106

Consolidated Total	$430	$44	$31	$505

	For the Twelve Months Ended June 30, 2004 ($ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$913	$54	$—	$967
Television Stations	977	55	—	1,032
Television Broadcast Network	(80)	25		(55)
Cable Network Programming	488	41	129	658

Consolidated Total	$2,298	$175	$129	$2,602

	For the Twelve Months Ended June 30, 2003 ($ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$662	$55	$—	$717
Television Stations	921	62	—	983
Television Broadcast Network	(100)	19	—	(81)
Cable Network Programming	300	47	125	472

Consolidated Total	$1,783	$183	$125	$2,091

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 11, 2004

FOX ENTERTAINMENT GROUP, INC.

By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Vice President